Exhibit 99.1

JAMBA, INC. ADOPTS SHAREHOLDERS RIGHTS PLAN

3Q08 Earnings Results to Be Released in November

Emeryville, CA — (BUSINESS WIRE) — October 9, 2008 — Jamba, Inc. (NASDAQ: JMBA; NASDAQ: JMBAU; NASDAQ:JMBAW) announced today that its Board of Directors has adopted a Stock Purchase Rights Plan designed to enable all Jamba, Inc. stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Jamba, Inc. stockholders in the event that an unsolicited attempt is made to acquire Jamba, Inc. The adoption of the Rights Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of Jamba, Inc. without paying all stockholders full and fair value. The distribution of the Rights is not in response to any proposal to acquire Jamba, Inc. The Board is not aware of any such effort.

Under the Rights Plan, stockholders of record at the close of business on October 20, 2008 will receive one share purchase Right for each share of Jamba, Inc. Common Stock held on that date.

The Rights, which will initially trade with the Common Stock and represent the right to purchase one one-thousandth of a share of the new Preferred Stock at $7.00 per Right, become exercisable when a person or group acquires 15% or more of Jamba, Inc.’s Common Stock without prior Board approval. In that event, the Rights permit Jamba, Inc. stockholders, other than the acquiror, to purchase Jamba, Inc. Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of Jamba, Inc. Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 15%, the Rights can be redeemed for $0.001 each by action of the Board.

The Rights expire on October 8, 2018. The Rights Plan includes a requirement that a committee of independent directors evaluate the Rights Plan at least every three years (a “TIDE” provision). The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on October 20, 2008.

Third quarter of 2008 quarterly results will be released in the first half of November. A press release announcing the date and time of the release and conference call will be issued at a later date. The Company will no longer pre-announce revenue and same store sales.

About Jamba, Inc.

Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE® stores. JAMBA JUICE is the leading blender of fruit and other naturally healthy ingredients. Founded in 1990, Jamba strives to inspire and simplify healthy living for its customers and employees. As of July 15, 2008, JAMBA JUICE had 736 stores, of which 518 were company-owned and operated. For the nearest location or a complete menu including our breakfast smoothies with organic granola, please call: 1-866-4R-FRUIT or visit the JAMBA JUICE website at www.jamba.com. Look for Jamba’s ready-to-drink Jamba® bottled Smoothies and Juicies on grocery store shelves.

Forward-looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projects as well as the current beliefs and assumptions of our management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed under the section entitled “Risk Factors” in our reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond our control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

CONTACT

Investor Relations Contact:

Don Duffy

203.682.8200

investors@jambajuice.com

Media Contact:

Alecia Pulman

203-682-8200

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